                                                                    EXHIBIT 10.4



                            STOCK PURCHASE AGREEMENT


                                     AMONG



                        HAPPY HARRY'S HEALTH CARE, INC.

                                  THE COMPANY,



                       DIANE LEVIN-WIDDER, ALAN B. LEVIN,
                        DARRELL FOREMAN AND CAROL KORDA

                               THE SHAREHOLDERS,



                                      AND




                           AMERICAN HOMEPATIENT, INC.

                                   THE BUYER

                               TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Assets at Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Excluded Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.4     Continuing Contracts, Leases and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.5     Delivery of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II. RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1     Collection of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III. PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Additional Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.2     Capitalization and Stock Ownership.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.3     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.4     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.5     Operations Since December 31, 1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.6     Absence of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.7     Employment Discrimination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.8     Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.9     Medicare, Medicaid and Other Third-Party Payors  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.10    Compliance with Zoning, Land Use and Other Laws; Easements . . . . . . . . . . . . . . . . . . . . .  10
         4.11    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.12    Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.13    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.14    Miscellaneous Representations Relating to Real Estate  . . . . . . . . . . . . . . . . . . . . . . .  13
         4.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.16    Company Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.17    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.19    Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.20    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.21    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.22    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.23    Motor Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.24    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.25    Compliance with Healthcare and Other Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.26    Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.27    WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.28    Tax Returns; Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


         4.29    Asset Value; Statement of Income and Net Revenues. . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.30    No Omissions or Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.3     Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VI. COVENANTS OF PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.1     Preservation of Business and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Absence of Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.3     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.4     Medicare and Medicaid Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.5     Current Return Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.6     Preserve Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.7     Maintain Books and Accounting Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.8     Indebtedness; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.9     Compliance with Laws and Regulatory Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.10    Maintain Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.11    No Sale, Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.12    Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VII. CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VIII. COMPANY'S AND SHAREHOLDERS' CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1     Representations and Warranties True at Closing; Compliance with Agreement  . . . . . . . . . . . . .  24
         8.2     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.3     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IX. BUYER'S CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.1     Representations and Warranties True at Closing; Compliance with Agreement  . . . . . . . . . . . . .  24
         9.2     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.3     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.4     Inspection of Assets; U.C.C. Searches, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.5     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.6     Confidentiality and Non-Compete Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.7     Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.8     Operating Targets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.9     Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.10    Third Party Consents; Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.11    Approval of Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.12    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE X. OBLIGATIONS OF COMPANY AND SHAREHOLDERS AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.1    Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.2    Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.3    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.4    Corporate Good Standing and Corporate Resolution . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.5    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.6    Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.7    Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.8    Additionally Requested Documents; Post-Closing Assistance  . . . . . . . . . . . . . . . . . . . . .  27
         10.9    Confidentiality, Employment and Lease Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.10   Assumption Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE XI. OBLIGATIONS OF BUYER AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.2    Corporate Good Standing and Certified Board Resolutions  . . . . . . . . . . . . . . . . . . . . . .  28
         11.3    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.4    Opinion of Buyer's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE XII. OPINION OF BUYER'S COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE XIII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.2    Indemnification by Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         13.3    Indemnification by Company and Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         13.4    Rules Regarding Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XIV. PRESERVATION OF BUSINESSAND NONCOMPETE RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         14.1    Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         14.2    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XV. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.1    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.2    Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         15.4    Confidentiality; Prohibition on Trading  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.5    Controlling Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.6    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.7    Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.8    Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.9    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         15.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.11   Interpretation; Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.13   Further Assurance of Shareholders After Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         15.14   Legal Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                            STOCK PURCHASE AGREEMENT


                 THIS STOCK PURCHASE AGREEMENT is entered into on August ___, 1996, by and among HAPPY HARRY'S HEALTH CARE, INC., a Delaware corporation ("Company"), DIANE LEVIN-WIDDER, ALAN B. LEVIN, DARRELL FOREMAN and CAROL KORDA, (collectively, the "Shareholders"), and AMERICAN HOMEPATIENT, INC., a Tennessee corporation ("Buyer").

                                R E C I T A L S:

         WHEREAS, Shareholders own and operate the Company, a corporation that operates a medical supply business at the locations described on Exhibit A hereto, which Exhibit sets forth the type of services and products provided by the Company at each location (collectively, the "Business"); and

         WHEREAS, Shareholders own all of the issued and outstanding capital stock of the Company (the "Stock"); and

         WHEREAS, Shareholders desire to sell and transfer the Stock to Buyer, and Buyer desires to purchase the same from Shareholders, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                          ARTICLE I. PURCHASE AND SALE

         1.1 Purchase and Sale. Shareholders agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Shareholders, all right, title and interest in and to the Stock, which consists of all of the issued and outstanding capital stock of the Company.
Shareholders shall deliver to Buyer at Closing all stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers. The Stock shall be delivered free and clear of all claims, liens, restrictions, suits, proceedings, calls, proxies, charges, options, security interests and encumbrances of any kind.

         1.2 Assets at Closing. At Closing the Company shall own or lease, as specified, all assets, tangible and intangible, real and personal, that are necessary or reasonably desirable to operate the Business (collectively, the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Continuing Liabilities (as defined in paragraph 1.4), which Assets shall include, without limitation, the following:

                   (1) All right, title and interest in and to all of the land and real estate owned or leased by the Company and used in connection with the Business as listed in Exhibit 1.2(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "Real Estate");

                   (2) All tangible personal property, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor used in connection with the Business including, without limitation, the items listed on Exhibit 1.2(2) attached hereto but excluding the furniture and personal property in Ms. Levin-Widder's office (collectively, the "Equipment and Furnishings");

                   (3) All inventory of goods and supplies used or maintained in connection with the Business reflected on the Financial Statements (collectively, the "Inventory");

                   (4)    All accounts and notes receivable (the
"Receivables");

                   (5) All cash, bank accounts (as listed by name and address of banking institution, account name and account and routing numbers on
Exhibit 1.2(5) attached hereto), money market accounts, other accounts, certificates of deposit and other investments of the Company (the "Cash and Cash Equivalents");

                   (6) All patient, medical, personnel, corporate and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software;

                   (7) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Business, together with assignments thereof, if required, and all waivers which the Company currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

                   (8) All goodwill, and, to the extent assignable by the Company, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

                   (9)    All prepaid expenses reflected on the Financial
Statements;

                   (10) Contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, construction contracts, contracts for purchase, sale or lease of equipment, goods or services currently furnished or to be furnished in connection with the Business and that are approved by Buyer (as such term is defined herein);

                   (11) All intangible or intellectual property owned, leased, licensed or possessed by either the Company or the Shareholders and utilized in connection with the Business, including without limitation, a six-month non-exclusive license to use the name "Happy Harry's Health Care, Inc.," and derivatives thereof, to the extent the Company or any Shareholder has rights in or to each such name (during the first two (2) months following Closing, Buyer shall endeavor to use its name in connection with each use of Seller's name; following such two (2) month period Buyer's name shall immediately precede any use of Seller's name); and

                   (12) All equity interests in Company and all corporate, fiscal and other records pertaining to Company or the Business and all of Company's right, title and interest in any partnerships, joint ventures or similar arrangements.

         1.3 Excluded Items. Immediately prior to conveyance of the Stock, Company shall transfer to the Shareholders all debts, liabilities and other obligations of any nature whatsoever, whether known or unknown, contingent or otherwise, other than the Continuing Liabilities as specifically set forth in paragraph 1.4(1) (the "Excluded Items"). The parties acknowledge and agree that Shareholders and Company are not conveying to Buyer any of the Excluded Items and that, following Closing, neither Company nor Buyer will not have any right, title, interest or obligation with respect to the Excluded Items.

         1.4       Continuing Contracts, Leases and Liabilities.

                   (1) At Closing, Company will retain and agree to pay or perform, as the case may be, only (a) those obligations constituting working capital liabilities incurred in the ordinary course of business existing on the Effective Date (as defined), which Company expressly elects to retain as specifically set forth on Exhibit 1.4 attached hereto other than long-term and interest bearing debt, (b) those obligations constituting working capital liabilities incurred in the ordinary course of business on and after the Effective Date as described on Exhibit 1.4, other than long-term and interest bearing debt, and (c) those obligations arising on and after the Effective Date under those Leases and Contracts (as defined in paragraph 4.12) which Company expressly elects to retain (collectively, the "Continuing Liabilities") as specifically set forth on Exhibit 1.4.

                   (2) Buyer is not assuming any debt, liability or obligation of the Company or of Shareholder and, except for the Continuing Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that after the Closing Company shall not retain or be liable for, any debt, liability or obligation of Company prior to the Closing or of Shareholders of any type or description whatsoever, whether related or unrelated to the Stock, the Business or the transactions contemplated under this Agreement and that

Shareholders shall be jointly and severally liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Company arising prior to Closing and of Shareholders including, without limitation, any and all investment tax credit recapture, depreciation recapture, recapture or prior period adjustments under Medicare, Medicaid and Blue Cross, all impositions of income tax and other taxes; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations, accrued vacation and sick pay not expressly retained by Company pursuant to this paragraph, and other accrued employee benefits including rights of Company's retirees to participate in medical plans. Notwithstanding any statement contained in this Agreement or otherwise seemingly to the contrary, Company shall not be obligated to retain liabilities pursuant to clause (a) of paragraph 1.4(1) in excess of, in the aggregate Six Hundred Eighty-Three Thousand and No/100 Dollars ($683,000.00) (the "Continuing Liabilities Cap").

                   (3) For purposes of calculating the amount of the Continuing Liabilities, the present value of payments to be made on and after the Effective Date with respect to any Continuing Liability that is a capitalized obligation under generally accepted accounting principles shall be considered part of the amount of such Continuing Liabilities. In the event that Company elects to retain Continuing Liabilities in excess of the Continuing Liabilities Cap, then the Purchase Price (as such term is defined herein) shall be reduced on a dollar-for-dollar basis to the full extent of such excess.

         1.5 Delivery of Stock. Shareholders shall deliver to Buyer at Closing all stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers. The Stock will be conveyed to Buyer fully paid and nonassessable with good and valid title, free and clear of all liens, charges, claims, liabilities, encumbrances, security interests, restrictive agreements, options, rights of others and imperfections of title of any nature whatsoever, including all amounts due and payable for federal, state and local transfer taxes.


                            ARTICLE II. RECEIVABLES

         2.1 Collection of Receivables. After Closing, Company will proceed to collect the Receivables in the ordinary course of business consistent with past collection practices. Shareholders shall provide such assistance in the collection process as Company or Buyer may reasonably request. If, within 270 days following Closing, Buyer and Company have collected less than the amount of the Receivables reflected in the Interim Financial Statements (as such term is defined in paragraph 4.4(1)) in excess of the reserves set forth on Exhibit 2.1 attached hereto, (a) Shareholders shall, jointly and severally, promptly pay Buyer, or the Purchase Price shall be reduced by, the amount of such shortfall, and (b) Shareholders agree, jointly and severally, to prepare at their cost revised historical financial statements reflecting the impact of the less-than-anticipated collections.

                          ARTICLE III. PURCHASE PRICE

         3.1 Purchase Price. The purchase price payable by Buyer to Shareholders for the Stock and in consideration for the agreements contained herein, including the agreements contained in Article XIV hereof, will be Nine Million Ten Thousand and No/100 Dollars ($9,010,000.00) (the "Purchase Price"). The Purchase Price shall be subject to adjustment as set forth in this Agreement and shall be payable at Closing in the following manner:

                   (1) Eight Million Two Hundred Ten Thousand and No/100 Dollars ($8,210,000.00), subject to the foregoing adjustments, in immediately available funds at Closing by wire transfer;

                   (2) Eight Hundred Thousand and No/100 Dollars ($800,000.00) by a purchase price note (the "Note"), the form of which is attached hereto as Exhibit 3.1(2); and

         3.2 Additional Purchase Price. In addition to the Purchase Price described in paragraph 3.1, Buyer shall deliver to Shareholders, in cash at Closing, interest on that portion of the Purchase Price noted in paragraphs 3.1(1) and 3.1(2) at the rate of seven percent (7%) per annum from the Effective Date through Closing. In addition, Buyer shall pay to Darrell Foreman and Craig Rotenberry at Closing, in such proportions as set forth on
Exhibit 3.2A, the aggregate sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) and options to acquire Twenty Thousand (20,000) shares of the Common Stock of American HomePatient, Inc., the form of which option is attached hereto as Exhibit 3.2B.


                 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Shareholders hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall be true and correct on the date of Closing, as follows:

         4.1 Organization, Qualification and Authority. Company is a corporation duly organized and validly existing in the State of Delaware, and is in good standing and duly qualified to do business as a foreign corporation in Pennsylvania. Since the date of its organization and incorporation, Company has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts its business, and has consistently observed and complied with the general corporation law of such jurisdictions. Company has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated; to carry on its business as it is now being conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the Business is conducted. Except for Shareholders, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Company. Company owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Company and Shareholders have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of each such party hereby, and to take all actions necessary, in their respective capacities, to permit or approve the actions of Company and Shareholders taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Company and Shareholders, have been duly authorized by all necessary action on the part of such parties. This Agreement and all other agreements and documents executed in connection herewith by Company and/or Shareholders, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Company and/or Shareholders, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2 Capitalization and Stock Ownership. Except for Shareholders, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Company. The Stock, being 600 shares, no par value, of common stock, constitutes all issued and outstanding securities of Company, is duly authorized, validly issued, fully paid and nonassessable, and is owned free and clear of any liens, charges, encumbrances, security interests, pledges or any other restrictions whatsoever. At Closing, Company shall have no outstanding subscriptions, options, warrants, calls, contracts, convertible securities or other instruments, agreements or arrangements of any nature whatsoever under which Company is or may be obligated or compelled to issue any capital stock, security or interest of any kind, or to transfer or modify any right with respect to any capital stock, security or other interest, and no one has any pre-emptive rights, right of first refusal or similar rights with respect to the Stock or any equity interest in Company. Except for a stockholder agreement which will be terminated prior to Closing, neither Company nor Shareholders are a party to any, and there exist no, voting trusts, stockholder agreements, pledge agreements or other agreements relating to or restricting the transferability of any shares of the Stock or equity interests of Company. The Stock has been issued in accordance with all applicable federal and state securities laws.

         4.3       Absence of Default.   The execution, delivery and
consummation of this Agreement, and all other agreements and documents executed in connection herewith by Company and Shareholders will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting Company or its Business or rights in the Stock, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Stock, or otherwise adversely affect Buyer, Company or the Business under: (a) any term or provision of the Charter or Bylaws of Company; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Company and/or any Shareholders is a party or by which Company, any Shareholder, Stock or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Company, any Shareholder, Stock and/or the Assets are subject.

         4.4       Financial Statements.

                   (1) Attached hereto as Exhibit 4.4 are true and correct copies of Company's audited balance sheets as of December 31, 1995, and its audited income statements for the year then ending (the "Fiscal Year Financial Statements"), and the interim unaudited balance sheet and income statement of Company for the seven (7) month period ended July 31, 1996 (the "Interim Financial Statements" which with the Fiscal Year Financial Statements shall be the "Financial Statements"). The Financial Statements are based on the books and records of Company and present fairly, in compliance with generally accepted accounting principles, the financial position of Company as of, and the results of its operations for, the periods specified.

                   (2) The books and records of Company are in such order and completeness so that an unqualified audit may be performed for any period prior to Closing not already audited. Shareholders shall fully and readily cooperate with Buyer in Buyer's attempt to perform an audit of Company for any period prior to Closing not already audited.

         4.5 Operations Since December 31, 1995. Since December 31, 1995, there has been no:

                   (1) material change in the condition, financial or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Business or future prospects of the Business, or in the results of the operations of the Company;

                   (2) loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

                   (3) sale, lease, transfer or other disposition by Company of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business;

                   (4) increase in the compensation payable by Company to any of its Shareholders, employees, directors, independent contractors or agents, or increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, independent contractors or agents of Company;

                   (5) cumulative net operating loss incurred in the operation of the Business;

                   (6) adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business;

                   (7) change in the accounting methods or practices employed by Company or change in adopted depreciation or amortization policies;

                   (8) issuance or sale by Company, or contract or other commitment entered into by Company or Shareholders for the issuance or sale, of any shares of capital stock or securities convertible into or exchangeable for capital stock of Company;

                   (9) payment by Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

                   (10) sale, transfer, pledge, mortgage or other disposition of any of the Stock or the Assets (except inventory and equipment held for rent in the ordinary course of business and consistent with Company's past practice and the sale of stock to Darrell Foreman); merger, consolidation or similar transaction; or solicitation therefor;

                   (11) security interest, guarantee or other encumbrance, or other than in the ordinary course of business, obligation or liability, in each case whether absolute, accrued, contingent or otherwise, or whether due or to become due, incurred or paid by Company to any person or entity; or the making by Company of any loan or advance to, or an investment in, any person or entity;

                   (12) federal, state or local statute, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of Company and Shareholders, adversely affects Company, Stock, Business or Assets;

                   (13) strike, work stoppage or other labor dispute adversely affecting the Business; or

                   (14) termination, waiver or cancellation of any rights or claims of Company, under contract or otherwise.

         Further, since the Effective Date, neither the Shareholders nor any of their family members or affiliates has received any compensation, benefits or distributions from Company, whether as salary, bonus, fees, dividends or any other form of compensation, which is greater than the amount of compensation and benefits contemplated for each pursuant to the agreements referenced in paragraph 9.7 (except for the customary compensation paid to Darrell Foreman).

         4.6 Absence of Certain Liabilities. Except as set forth in the Interim Financial Statements, Company has, and as of the Closing will have, no contingent liabilities or obligations.

         4.7       Employment Discrimination.  Except as disclosed in Exhibit
4.7 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of the Company or Shareholders, has threatened to assert, any claim for any action or proceeding, against Company (or any officer, director, employee, agent or Shareholder of Company) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, or the Americans With Disabilities Act). The claims disclosed in Exhibit 4.7 will not result in any liability to or obligation of Buyer, directly or through the Company, and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Stock or Assets, and Shareholders will jointly and severally hold Buyer and Company harmless with respect to the same.

         4.8       Licenses and Permits.

                   (1) Company has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "Licenses and Permits") necessary for Company to occupy, operate and conduct the Business, and there does not exist any waivers or exemptions relating thereto. There is no default on the part of Company or
any other party under any of the Licenses and Permits.   There exists no
grounds for revocation, suspension or limitation of any of the Licenses or Permits. Copies of each of the Licenses and Permits are attached to and listed on Exhibit 4.8(1) attached hereto. The most recent licensure surveys, deficiency reports and plans of correction related to each of these items has also been included in Exhibit 4.8(1). Company is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 4.8(1). No notices have been received by Company or Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

                   (2) Company is not required to have any certificates of need or similar authorizations in order to operate the Business.

                   (3) Each employee of Company has all Licenses and Permits required for each such employee to perform such employee's designated functions and duties for Company in connection with conducting the Business, and there exists no waivers or exemptions relating thereto. There is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

                   (4) Company is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to operate and conduct the Business. Included in

Exhibit 4.8(4) attached hereto are the certificates of accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report, including a list of deficiencies, if any.

         4.9       Medicare, Medicaid and Other Third-Party Payors.

                   (1) Company participates in the Medicare and Medicaid Programs (collectively, the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts and other documentation evidencing such participation (collectively, the "Program Agreements") are included in Exhibit
4.12 attached hereto. Company is, and will be at the time of Closing, in full compliance with all of the terms, conditions and provisions of the Program Agreements.

                   (2) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either Company or Shareholders, nor is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. Company has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve
(12) months, nor has either Company or Shareholders received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

                   (3) Company currently has contractual arrangements with Blue Cross and other third party Payors. A list of and copies of its existing Blue Cross contract(s) and other third party payor contract(s) are included in
Exhibit 4.12 attached hereto. Company is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts.

                   (4) All liabilities and contractual adjustments of Company under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. In the event that, following Closing, Company suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer or Company relating to the periods on or prior to the Closing, then Shareholders shall immediately pay to Company the amounts the amounts so offset, with interest at a rate equal to seven percent (7%) per annum; provided, however that Buyer shall bear the risk of offset as to operations from the Effective Date through Closing so long as such offsets are not caused by the wilful acts or omissions, or negligence, of Shareholders, Company and/or their respective employees, representatives or agents. The interest shall accrue from the date of offset by the third party until the date paid by Shareholders to Company.

         4.10 Compliance with Zoning, Land Use and Other Laws; Easements. None of the Real Estate is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters. The Company has all easements and rights necessary to continue operation of the Business, copies of which are set forth in Exhibit 4.10 attached hereto.

         4.11      Title to Assets.

                   (1) Company is the sole legal and beneficial owner of the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances, except as set forth in the Leases and Contracts. The Assets are all the assets set forth on the Interim Financial Statements or used in the operation of the Business.

                   (2)    The descriptions of the Real Estate contained in
Exhibit 1.2 (1) are accurate and sufficient for their intended purposes, and such descriptions include all real property leased or owned by Company and used in connection with the Business or set forth on the Interim Financial Statements. Company is the sole and exclusive record, legal and equitable owner of all right, title and interest in and has good, marketable and insurable title in fee simple to, and is in possession of, all of the Real Estate including the buildings, structures and improvements situated thereon and all appurtenances thereto, in each case free and clear of all mortgages, liens, leases, assessments, easements, covenants, options, rights of refusal, restrictions, reservations, defects in title, encroachments and other encumbrances, whether or not the same render the title to such Real Estate uninsurable or unmarketable. Company is in lawful possession of all of the Real Estate that is leased rather than owned, including, without limitation, the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets or the Business. Additionally, the transfer and conveyance of the Stock to Buyer as contemplated by the terms of this Agreement once effected as contemplated hereunder, will vest in the Buyer, either directly or indirectly through Company, the lawful right to possess and use the leased Real Estate, superior in right to all others.

         4.12      Leases and Contracts.

                   (1) Exhibit 4.12 attached hereto sets forth a complete and accurate list of all contracts, including, the Program Agreements, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business, Stock or any Asset or any interest therein, to which either Company and/or Shareholders are a party or by which Company, the Assets or the Business is bound or affected, including, without limitation, service contracts, management agreements, equipment leases and building leases pertaining to any part of the Real Estate (collectively, the "Leases and Contracts"). Attached to Exhibit 4.12 are accurate and complete copies of all written Leases and Contracts and written summaries of key terms of all oral Leases and Contracts. Except for the Continuing Liabilities, all obligations under the Leases and Contracts shall be jointly and severally assumed by the Shareholders.

                   (2) None of the Leases and Contracts has been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                   (3) No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts. There are no counterclaims or offsets under any of the Leases and Contracts.

                   (4) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

                   (5) No purchase commitment by Company is in excess of Company's ordinary business requirements.

                   (6) Conveyance to Buyer of the Stock will not default, alter or terminate any of the Leases and Contracts, and Buyer, directly or through Company, will be entitled to all rights thereunder.

         4.13      Environmental Matters.

                   (1) Hazardous Substances. As used in this Paragraph, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

                   (2) Compliance with Laws and Regulations. All operations or activities upon, or any use of occupancy of the Real Estate, or any portion thereof, by Company, any Affiliates of Company (wherein the term "Affiliates" shall mean any person or entity controlling, controlled by or under common control at any time with Company, and the term "control" shall mean the power, directly or indirectly to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Company or its Affiliates ("Agents"), or any tenant or subtenant of Company of any part of the Real Estate is and has been in compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Laws"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. To the best knowledge of Company and Shareholders, all prior owners, operators and occupants of the Real Estate complied with Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate which, if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by Environmental Law, and which complies with Environmental Law:

                          (a)     Neither Company nor its Affiliates or Agents
have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances over, in or upon the Real Estate, nor, to the best knowledge of Company or Shareholders, has the Real Estate ever been used for any of the foregoing.

                          (b)     Neither Company nor its Affiliates or Agents
have installed or permitted to be installed, in or on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

                          (c)     Company has not at any time engaged in or
permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances, at, on, in or about the Real Estate, or any portion thereof that would subject the Real Estate or Buyer to clean-up obligations imposed by governmental authorities.

                          (d)     None of the Real Estate, nor any part
thereof, nor Company, nor any present owner or operator of the Real Estate is subject to any existing, pending, or, to the best knowledge of Company or Shareholder, threatened investigation or inquiry by any governmental authority for noncompliance with, or any remedial obligations under Environmental Law.

                   (3) Other Environmental Matters. To the best knowledge of Seller and Shareholders, there are no underground storage tanks on any portion of the Real Estate, and the Real Estate is free of dangerous levels of naturally-emitted radon. To the best knowledge of Company and Shareholders, no portion of the Real Estate has ever been used as a landfill.

         4.14      Miscellaneous Representations Relating to Real Estate.

                   (1) To the best knowledge of Company and Shareholders, no part of the Real Estate is currently subject to condemnation proceedings.
There are no facts known to either Company or Shareholders that would adversely affect the possession, use or occupancy of the Real Estate.

                   (2) All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated and to the best knowledge of Company and Shareholders all utility lines, pipes, hook-ups and wires serving the Real Estate are located within recorded easements for the benefit of the Real Estate. To the best knowledge of Company and Shareholders, there are no encroachments upon the Real Estate and no encroachment of any improvements to the Real Estate onto adjacent
property.   To the best knowledge of Company and Shareholders, none of the improvements to the Real Estate violate set-back, building or side lines, nor do they encroach on any easements located on the Real Estate.

                   (3) All potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Estate and the facilities of the Business are installed and operating and are sufficient to enable the Real Estate and the facilities of the Business to continue to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. Company has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

         4.15 Litigation. Neither Company nor Shareholders have received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health). Except as set forth in Exhibit 4.15 attached hereto (for which Shareholders shall jointly and severally indemnify and hold harmless Buyer and Company), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or threatened involving Company, Shareholders, Stock, any of the Assets or the Business.

         4.16      Company Employees.  Exhibit 4.16 attached hereto sets forth:
(a) a complete list of all of the Company's employees, and rates of pay, (b) true and correct copies of any and all fringe benefits and personnel policies,
(c) the employment dates and job titles of each such person, (d) categorization of each such person as a full-time or part-time employee of Company and (e) a list of all ex-employees of Company utilizing or eligible to utilize COBRA (health insurance). For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in Exhibit 4.12, Company has no employment agreements with its employees and all such employees are employed on an "at will" basis. Shareholders agree, jointly and severally, to indemnify and hold Buyer and Company harmless from and against any and all claims of employees, whenever made, relating to their employment by Company through Closing. Company has adequately accrued all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to Company employees through the Closing Date, including related payroll taxes.

         4.17 Labor Relations. Company is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Company to compensate Company's employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Company and Shareholders, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Company and any present or former employee(s) of Company. There is no pending or, to the best knowledge of Company and Shareholders, threatened suit, action, investigation or claim between Company and any present or former employee(s) of Company. There has not been any labor union organizing activity at any location of Company, or elsewhere, with respect to Company's employees within the last three years.

         4.18 Insurance. Company has in effect and has continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all such insurance policies is included in Exhibit 4.18. Exhibit 4.18 attached hereto sets forth a summary of Company's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Company. Shareholders agree, jointly and severally, to indemnify and hold Buyer and Company harmless from and against such pending insurance claims to the extent such claims are not satisfied by Company's insurance policies. Company is not in default or breach with respect to any provision contained in any such insurance policies, nor has Company failed to give any notice or to present any claim thereunder in due and timely fashion.

         4.19 Broker's or Finder's Fee. Neither Company nor Shareholders have employed, or are liable for the payment of any fee to, any find, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

         4.20      Conflicts of Interest.  Except for the lease described in
Section 9.9, none of the following is either a supplier of goods or services to Company, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Company: (a) any Shareholder,
(b) any director or officer of Company, or (c) any entity under common control with Company or controlled by or related to Shareholders.

         4.21 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Company are listed and described in Exhibit 4.21 attached hereto. No proceedings have been instituted or are pending or, to the best knowledge of Company and Shareholders, threatened which challenge the validity of the ownership by Company of any such Intellectual Property. Company has not licensed anyone to use any such Intellectual Property, and neither Company nor Shareholders have any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Company owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Business.

         4.22 Inventories. The Inventory is of a quality and quantity previously used by Company in the ordinary course of business determined and valued consistent with Company's past practice. The Inventory is properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Since the date of the Interim Financial Statements, Company has not decreased or substituted its items of Inventory other than in the ordinary course of business. Company has fairly represented the nature and extent of the Inventory to its outside accountants on a consistent basis and in the exercise of good faith.

         4.23 Motor Vehicles. All motor vehicles used in the Business, whether owned or leased, are listed in Exhibit 1.2(2) attached hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

         4.24      Employee Benefit Plans.

                   (1) Welfare Benefit Plans. Exhibit 4.24(1) attached hereto contains a true, accurate and complete list of each "employee welfare benefit plan" (as defined in Paragraph 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Company or to which Company contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). Copies of all Welfare Benefit Plans have previously been provided to Buyer.

                   (2) Pension Benefit Plans. Exhibit 4.24(2) attached hereto contains a true and complete list of each "employee pension benefit plan" (as defined in Paragraph 3(2) of ERISA) maintained by Company, to which Company contributes or is required to contribute, or which covered employees of Company during the period of their employment with any predecessor of Company, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Paragraph 414(f) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). Copies of all Pension Benefit Plans have previously been provided to Buyer.

                   (3) Liabilities. There are no unfunded liabilities under any Welfare Benefit Plan or Pension Benefit Plan. Neither Buyer nor Company shall be liable or responsible for any debt, obligation, responsibility or liability under any such plans. Shareholders hereby assume joint and several liability under such plans for all claims due and unpaid at Closing and for all claims incurred before Closing, whether or not paid or presented before Closing.

         4.25 Compliance with Healthcare and Other Laws. Neither Company nor Shareholders have made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Company which action could have a material adverse effect on the Business. None of the Leases and Contracts and no activity of Company or Shareholders violates Paragraph 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the

Leases and Contracts and no activity of Company or Shareholders violates provisions of applicable state law relating to the corporate practice of medicine in any material respect. Company is in compliance (without obtaining waivers, variances or extensions) with all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance would not have a material adverse effect on the Business. No bulk sales or similar statute applies to the transactions contemplated under this Agreement. The transactions contemplated under this Agreement comply with applicable state antitrust or similar laws. All healthcare, tax and other returns, reports, plans and filings of any nature required to be filed by Company or Shareholders with any federal, state or local governmental authorities and any third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which could cause it to be misleading or inaccurate in any material respect.

         4.26 Condition of Assets. The Equipment and Furnishings are all of the "Equipment" reflected on the Interim Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets comprise all of the following: all assets owned by the Company and all assets used in connection with the Business and any related businesses. All components of all of the Equipment and Furnishings (a) operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) are free of structural, installation, engineering, or mechanical defects or problems, and (d) are otherwise in good working order. The Company has received no written recommendation from any insurer to repair
or replace any of the Assets with which the Company has not complied.   Since
December 31,1995, the Business has been operated in conformity with the methods and procedures observed and utilized during the two year period immediately preceding December 31, 1995, and, since December 31, 1995 and except as required in the ordinary and usual course of the Business, no assets have been removed, distributed, assigned or paid by or from Company or Shareholders.

         4.27 WARN Act. Since ninety (90) days prior to Effective Date, Company has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         4.28 Tax Returns; Taxes. Company and Shareholders have filed all federal, state and local tax returns and tax reports required by such authorities to be filed as of the time of Closing. Company and Shareholders have paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due as of the time of Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Company and Shareholders, threatened against Company or Shareholders by any federal, state or local authority; and Company and/or Shareholders have not been granted any extension of the limitation period applicable to any tax claims.

         4.29 Asset Value; Statement of Income and Net Revenues. The aggregate net book value of the Assets (being the book value of the Assets less the Continuing Liabilities) owned by Company at Closing shall be no less than Three Million Five Hundred Fifty Thousand and No/100 Dollars ($3,500,000.00). For the seven (7) month period ended July 31, 1996, Company achieved annualized earnings before interest and taxes (adjusted for owner related and non-recurring expenses) of no less than One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00)(including an appropriate credit for earnings related to unrecorded nutrition revenues, estimated to be $200,000 on an annual basis) and annualized net revenues of no less than Ten Million five Hundred Thousand and No/100 Dollars ($10,500,000.00)

         4.30 No Omissions or Misstatements. There is no fact material to the Stock, Assets, liabilities, Business or prospects of Company which has not been set forth or described in this Agreement or in the Exhibits hereto and which is material to the conduct, prospects, operations or financial condition of Company, Business or the Assets. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by Shareholders or Company, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Shareholders and Company to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Shareholders and Company, which representations and warranties shall be true and correct on the date of Closing, as follows:

         5.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreement) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3 Broker's or Finder's Fee. Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement.


                        ARTICLE VI. COVENANTS OF PARTIES

         6.1 Preservation of Business and Assets. From the Effective Date until the Closing, Company and Shareholders shall use their best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, to preserve, protect and maintain for Buyer the goodwill of the suppliers, employees, clientele, patients and others having business relations with Company or the Business. Company shall use its best efforts to retain its employees in their Current positions up to Closing. Buyer, Company and Shareholders shall use their best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Company and Shareholders will not sell or transfer, or negotiate the sale or transfer of, either the Assets or Stock of Company. From the Effective Date until the Closing,

Company shall pay no dividend, and shall make no distribution or extraordinary payment to Shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business, Company will not sell, discard or dispose of any of the Assets. None of the Leases and Contracts shall be amended in any material respect between the date hereof and Closing without the prior written consent of Buyer. From the Effective Date until Closing, Company and any party in possession of all or any part of the Real Estate will not perform any material grading or excavation, construction or removal of any improvement, or make any material other change or improvement upon or about the Real Estate. From the Effective Date until Closing, Company and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair.

         6.2 Absence of Material Change. From the Effective Date until the Closing, neither Company nor Shareholders shall make any change in the Business or and in the utilization of the Assets and shall not enter jointly or separately into any other material contract or commitment or any other transaction with respect to the Business or the Assets without the prior written consent of Buyer.

         6.3       Access to Books and Records.

                   (1) From the date hereof until the Closing, Company and Shareholders shall give to Buyer and to Buyer's counsel, accountants and other representatives, full access to all of Company's offices, properties, books, contracts, commitments, records and affairs relating to the Stock, Assets or the Business so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of Company, the Business, Stock or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Company and Shareholders shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Company and Shareholders will be returned by Buyer upon request if the transaction is not consummated. Company and Shareholders shall provide Buyer promptly with interim financial statements of Company and any other management reports, as and when they are available.

                   (2) Following the Closing, Buyer shall permit Shareholders' representatives (including, without limitation, its counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to the Closing. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Shareholders.

                   (3) Following the Closing, Shareholders shall permit Buyer and its representatives (including, without limitation, its counsel and auditors), to have access to, and examine and make copies of, any books and records relating to the Business, Stock or Assets which Shareholders are required by law to retain, if any, and which relate to transactions or events occurring prior to the Closing. For a period of five years after the Closing, Shareholders agree that, prior to the destruction or disposition of any such books or records, Shareholders shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Shareholders in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Shareholders shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

                   (4) Shareholders shall cause Company's accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

                   (5) After Closing, Shareholders shall make the books and records of Company available to Buyer (and, without limitation, to Buyer's auditors and other agents) and shall otherwise cooperate with Buyer in order to permit Buyer to conduct an audit of Company's financial statements for any period prior to Closing not already audited. Shareholders agree to cooperate with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner of registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

         6.4 Medicare and Medicaid Reporting. Shareholders shall jointly and severally assume and be responsible for any liability incurred as a result of the improper filing of all reports and claims of every kind, nature or description required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, without limitation, Medicare, Medicaid and Blue Cross. Company has adequately accrued or reserved for all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of such reports and claims up to the Effective Date; provided, however, that if any adverse adjustments or offsets regarding operations on or after the Effective Date are the result of the wilful acts or omissions, or negligence, of Company, Shareholders and/or either's employees, representatives and agents, Shareholders shall also be jointly and severally responsible for such adjustments and offsets. Shareholders shall be entitled to receive any refund or other benefit which may result for the filing of said reports and claims for operations up to the Effective Date, and Buyer shall likewise be so entitled beginning on the Effective Date.

         6.5 Current Return Filing. Shareholders shall be responsible for the preparation and filing of the federal, state and local income tax and gross receipts and use tax returns which were due on or before the Closing. Buyer shall, with Shareholders' assistance with respect to Business operations occurring prior to Closing, be responsible for the preparation and filing of all such returns which were due subsequent to Closing. Company shall pay all taxes, including any penalties or assessments thereon, for any period prior to Closing when due. Buyer shall reimburse Shareholders for all income taxes (but no penalties or assessments) properly paid by Shareholders (and not the Company) which relate to operations of the Business from the Effective Date through the Closing.

         6.6 Preserve Accuracy of Representations and Warranties. Shareholders and Company shall refrain from taking any action which would render any representation and warranty contained in Article IV hereof untrue, inaccurate or misleading as of Closing. Each Shareholder and Company will promptly notify Buyer of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Company or its directors, officers, or Shareholders, that may involve or relate in any way to Company, the Assets, Stock, Shareholders or the operation of the Business. Each Shareholder and Company shall promptly notify Buyer of any facts or circumstances that come to its attention and that cause, or through the passage of time may cause, any of Shareholders' or Company's representations, warranties or covenants to be untrue or misleading at any time from the date hereof to Closing.

         6.7 Maintain Books and Accounting Practices. From the date hereof until the Closing, Company shall maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.

         6.8 Indebtedness; Liens. Other than in the ordinary course of business as reflected in the Financial Statements, from the Effective Date until the Closing, with respect to the Stock and Assets, including the Business and operations conducted with the Assets, Company shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval. At Closing, the Assets will be free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances, except as set forth in those Leases and Contracts which are to be retained by Company, and Company shall deliver to Buyer such releases, U.C.C. termination statements and other documents as Buyer may reasonably request to evidence the same.

         6.9 Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, (a) Company shall comply with all applicable statutes, laws, ordinances and regulations, (b) Company shall keep, hold and maintain all certificates, certificates of need, certificates of exemption, accreditations, participation, licenses, and other permits necessary for the business and operation of the Assets, (c) Shareholders and Company shall use their reasonable efforts and shall cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement, and (d) Shareholders and Company shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable on their part under all applicable laws and under their respective contracts, agreements and commitments in order to consummate the transactions contemplated by this Agreement.

         6.10 Maintain Insurance Coverage. From the date hereof until the Closing, Company shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business and shall provide at Closing written evidence satisfactory to Buyer that such insurance continues to be in effect, that all premiums due have been paid, and that Buyer has been named additional insured since the Effective Date.

         6.11 No Sale, Merger or Consolidation. From the date hereof until the Closing, Shareholders shall not sell, pledge or transfer any of the Stock, and Company shall not sell all or substantially all of the Assets, or merge or consolidate with any other entity; neither shall solicit any inquiries, proposals or offers relating to any such transactions; and each such party shall promptly notify the Buyer orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers which either may receive relating to any of the matters referred to in this paragraph.

         6.12 Hart-Scott-Rodino Filing. If required, Shareholders and Company will (with the assistance of the Buyer if and when required) timely and promptly make, and Buyer will or if Buyer is not the "ultimate parent" it will cause its "ultimate parent" (with the assistance of Shareholders and Company if and when required) to timely and promptly make, all filings which are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1987 (the "Antitrust Improvements Act"). The parties will use their best efforts to obtain the approval of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as the case may be, to the purchase of the Stock by Buyer or the lapse prior to the Closing Date of the waiting period under the Antitrust Improvements Act without the commencement of litigation, or threat thereof, by the appropriate governmental enforcement agency to restrain the transactions contemplated by this Agreement.


                              ARTICLE VII. CLOSING

         7.1 Closing. If all of the conditions to Closing set forth in Articles VIII and IX hereof are satisfied, then the Closing shall occur on or by September 13,1996 at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree (the "Closing"). Upon consummation, the Closing shall be deemed to be effective and the transfer of the Assets shall be deemed to have occurred, as of 12:01 a.m. local time on August 1, 1996 (the "Effective Date"). In the event that Closing has not occurred by October 31, 1996, then any party not in default hereunder may terminate this Agreement without further obligation.

         ARTICLE VIII. COMPANY'S AND SHAREHOLDERS' CONDITIONS TO CLOSE

         The obligations of Company and Shareholders under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Company or Shareholders, in whole or in part):

         8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement and in any certificate or document delivered pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all respects. Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         8.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Company, Shareholders or Buyer as a result of which Company or Shareholders reasonably and in good faith deem that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement will have lapsed or been terminated.

         8.3 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.

         8.4 Exhibits. The exhibits hereto will be completed to the satisfaction of the parties.


                    ARTICLE IX. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer, in whole or in part):

         9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Shareholders and Company contained in this Agreement (including the Exhibits hereto) and in any certificate or document delivered pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all respects. Company and Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         9.2 Regulatory Approvals. Buyer shall have obtained (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary in the judgment of Buyer to acquire the Stock and operate the Assets and Business as contemplated hereunder.

         9.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Company, Shareholders or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

         9.4 Inspection of Assets; U.C.C. Searches, etc. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Business in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to it. Company and Shareholders shall have delivered to Buyer, at Shareholders' expense, all U.C.C. financing statement and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Company, including all "DBA's," tradenames and fictitious names of Company, dated no more than ten (10) days prior to Closing.

         9.5 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold the Stock or Assets, to operate the Business, or, in any case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

         9.6 Confidentiality and Non-Compete Agreements. Shareholders and key employees of Company, as reasonably determined by Buyer, shall execute and deliver to Buyer a Confidentiality and Non-Compete Agreement in the forms attached hereto as Exhibit 9.6.

         9.7 Employment Agreements. Buyer and Darrell Foreman shall have entered into an employment agreement in the form attached hereto as Exhibit 9.7(a). Buyer and Craig Rotenberry shall have entered into an employment agreement in the form attached hereto as Exhibit 9.7(b).

         9.8 Operating Targets. As of the date of Closing, Company and the Business shall meet the following minimum operating thresholds: (i) for the seven (7) month period ended July 31, 1996, Company shall have achieved annualized earnings before interest and taxes (adjusted for owner related and non-recurring expenses) of no less than One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00) (including an appropriate credit for earnings related to unrecorded nutrition revenues, estimated to be $200,000 on an annual basis); (ii) for the seven (7) month period ended July 31, 1996, Company shall have achieved annualized net revenues of no less than Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00); and (iii) that since December 31, 1995 and except as required in the ordinary and usual course of the Business, no assets have been removed, distributed, assigned or paid by or from Company or Shareholders. As of the date of Closing, the Assets shall have an aggregate net book value of no less than Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00). The Asset shall be free and clear of all liabilities and encumbrances whatsoever other than the Assumed Liabilities.

         9.9 Lease Agreement. Buyer and Shareholders shall have entered into a lease in the form attached hereto as Exhibit 9.9.

         9.10 Third Party Consents; Releases. Shareholders and Company shall provide to the Buyer all third party consents, releases and authorizations believed by Buyer to be necessary or advisable for the legal and proper consummation of all agreements and transactions contemplated within this Agreement, each in form and substance acceptable to Buyer.

         9.11 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by the Board of Directors of Buyer.

         9.12 Exhibits. The exhibits hereto will be completed to the satisfaction of the parties.


         ARTICLE X. OBLIGATIONS OF COMPANY AND SHAREHOLDERS AT CLOSING

         At Closing, Company and Shareholders shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

         10.1 Documents Relating to Title. Shareholders shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to
Buyer:

                   (1) Stock certificates, registered in the name of the Shareholders, duly endorsed by Shareholders or with stock powers attached, representing all of the Stock.

                   (2) The resignation of each member of the Board of Directors and each officer of Company effective as of the Closing.

         10.2 Possession. Company shall deliver to Buyer full possession and control of the Stock, Business and Assets.

         10.3 Opinion of Counsel. Shareholders shall deliver to Buyer the favorable opinion of counsel for Shareholders and Company which may be subject to the Legal Opinion Accord of the ABA Section of Business Law (1991), dated as of Closing, in the form attached hereto as Exhibit 10.3.

         10.4 Corporate Good Standing and Corporate Resolution. Shareholders shall deliver to Buyer certificates of good standing from the Secretary of State of Company's state of organization, and from each jurisdiction in which Company is qualified to do business, certified copies of the Bylaws and charter of Company, and a certified copy of the resolutions of the Board of Directors and Shareholders of Company authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all assumption agreements and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the State of Company's incorporation relevant to such transactions and certified by officers of Company to be validly adopted and in full force and effect and unamended as of Closing.

         10.5 Closing Certificate. Company shall deliver to Buyer a certificate of an officer of Company and of Shareholders, dated as of Closing, certifying that (a) each covenant and obligation of Company and Shareholders have been complied with, and (b) each representation, warranty and covenant of Company and Shareholders is true and correct at the Closing as if made on and as of the Closing.

         10.6 Third Party Consents. Shareholders shall deliver to Buyer all consents, estoppels, approvals, releases, filings and authorizations of third parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder.

         10.7 Releases. Shareholders shall deliver to Buyer executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Stock or Assets.

         10.8 Additionally Requested Documents; Post-Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Shareholders shall cooperate with Buyer to put Buyer in actual possession and operating control of the Stock, Company, Business and Assets, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the same to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer and Company from all obligation and liability with regard to any obligation or liability retained or assumed by Shareholders, and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer and Company to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditation or permits.

         10.9 Confidentiality, Employment and Lease Agreements. Shareholders shall deliver to Buyer each of the agreements described in paragraphs 9.6, 9.7 and 9.9.

         10.10 Assumption Agreement. Shareholders shall deliver to Buyer and the Company an Assumption Agreement evidencing that Shareholders shall be jointly and severally responsible for all obligations pertaining to past operations of the Business other than the Continuing Liabilities.


                  ARTICLE XI. OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Shareholders the following in a form and substance reasonably satisfactory to
Shareholders:

         11.1 Purchase Price. Buyer shall pay to Shareholders the Purchase Price upon the terms specified in this Agreement.

         11.2 Corporate Good Standing and Certified Board Resolutions. Buyer shall deliver to Shareholders a certificate of good standing from the Secretary of State of Delaware, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and consummation of this Agreement and all other documents executed in connection herewith.

         11.3 Closing Certificate. Buyer shall deliver to Shareholder a certificate of an officer of Buyer, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with, and (b) each representation, warranty and covenant of Buyer is true and correct at the Closing as if made on and as of the Closing.

         11.4 Opinion of Buyer's Counsel. Buyer shall deliver to Shareholders a favorable opinion of counsel for Buyer, dated as of Closing, in the form specified in Article XII hereof.

                    ARTICLE XII. OPINION OF BUYER'S COUNSEL

         At the Closing, Buyer shall deliver to Shareholders an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing and pursuant to the Legal Opinion Accord of the ABA Paragraph of Business Law
(1991), in form and substance reasonably satisfactory to Shareholders and their counsel to the effect that:

                   (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

                   (2) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Certificate of Incorporation and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


            ARTICLE XIII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         13.1 Survival. The covenants, obligations, representations and warranties of Buyer, Company and Shareholders contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing, shall survive the date of Closing, and shall not be merged into any documents delivered in connection with the Closing.

         13.2 Indemnification by Shareholders. Subject to the provisions of paragraph 13.4, Shareholders shall, jointly and severally, promptly indemnify, defend, and hold harmless Buyer, Company and the directors, officers, stockholders, employees and agents of each against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by either Company or Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Company and/or Shareholders delivered pursuant to this Agreement, (ii) any liability of Company not expressly retained by Company or pursuant to Paragraph 1.4 hereof, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(s) against Buyer or Company arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Company's employees, agents or independent contractors, relating to all periods of time prior to the Effective Date. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two points over the prime rate of Bankers Trust Company established from time to time (the "Rate") payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment.

         13.3 Indemnification by Company and Buyer. Subject to the provisions of paragraph 13.4, Company and Buyer shall promptly indemnify, defend, and hold Shareholders harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, (ii) any claim which is brought or asserted by any third party(s) against Shareholders for failure to pay or perform any of the Continuing Liabilities, and (iii) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(s) against Shareholders arising out of the ownership, licensing, operation or conduct of the Business or the conduct of any of Company's employees, agents or independent contractors, relating to periods of time subsequent to the Closing Date. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment.

         13.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") shall be subject to the following terms and conditions:

                   (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues shall be settled by arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

                   (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subparagraph (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within forty-five
(45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

                   (3) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient served both prior to the Effective Date and subsequent to the Effective Date will be the responsibility of either Company or Shareholders in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose on or prior to the Effective Date, Shareholders shall jointly and severally respond to the loss and defense expenses; (ii) subject to the other provisions of this Agreement, if it is a claim in which the incident giving rise to liability clearly arose after the Effective Date, Company shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Shareholders and Company will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Company and Shareholders cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.


                     ARTICLE XIV. PRESERVATION OF BUSINESS
                          AND NONCOMPETE RESTRICTIONS

         14.1 Covenant Not to Compete. Shareholders hereby, jointly and severally, covenant and agree with Buyer that, during the NON-COMPETE PERIOD (as such term is defined herein) and within the NON-COMPETE AREA (as such term is defined herein), no

Shareholder shall directly or indirectly, (a) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any health care operation or business which provides any goods or services competitive with the goods and services provided by the Business as of the Closing, or (b) solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer, Company or an affiliate unless such person is not so employed for at least six (6) months, or
(c) with respect to any customer, patient, physician, physician group, or healthcare provider with whom Buyer, Company and/or an Affiliate contracts with in connection with the Business, either solicit the same in a manner which could adversely affect Buyer, Company or an Affiliate, or make statements to the same which disparage Buyer, Company, an Affiliate or their respective operations in any way. The "Non-Compete Period" shall commence at the Closing and terminate on the fifth anniversary thereof. The "Non-Compete Area" shall mean the area within a fifty (50) mile radius of each location from which the Business is operated or conducted as of the Closing. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant nor shall the continued operations by an affiliate of Shareholders of the existing infusion business of Happy Harry's, Inc. or the sale or rental by Happy Harry's Inc. drug stores of their existing product line as currently conducted. Buyer shall be granted an option to purchase such infusion business by an option agreement in the form attached hereto as Exhibit 14.1.

         14.2 Enforceability. In the event of a breach of paragraph 14.1, Shareholders recognize that monetary damages shall be inadequate to compensate Buyer and Company, and Buyer and Company shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorney's fees) of securing such injunction to be borne by Shareholders. Nothing contained herein shall be construed as prohibiting Buyer or Company from pursuing any other remedy available to either for such breach or threatened breach. All parties hereby acknowledge the necessity of protection against the competition of Shareholders and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Shareholders for agreeing to the restrictions contained in paragraph 14.1. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                           ARTICLE XV. MISCELLANEOUS

         15.1 Assignment. Following Closing, Buyer and Company may freely assign any or all of their respective rights or delegate any or all of their respective obligations under this Agreement without the express written consent of Shareholders. No Shareholder may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

         15.2 Other Expenses. Except as otherwise provided in this Agreement, Shareholders shall jointly and severally pay all of their and Company's expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement. All sales and use taxes, recording fees and transfer taxes incurred in connection under the transactions contemplated within this Agreement shall be jointly and severally borne by Shareholders and paid at Closing. All ad valorem taxes incurred and related to the Real Estate shall be shared by Shareholders (jointly and severally) and Company and shall be prorated at Closing as of the Effective Date, unless retained by Company as part of the Continuing Liabilities.

         15.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice shall be sent as follows:


                   To Shareholders and, prior to Closing, Company:

                   Happy Harry's Health Care, Inc.
                   315 Ruthar Drive
                   Newark, Delaware 19711
                   ATTN: Alan Levin

                   with a copy to:

                   Robert Meyer
                   Bayard Handelman & Murdoch, P.A.
                   902 Market Street, 13th Floor
                   P.O. Box 25130
                   Wilmington, Delaware 19899

                   To the Buyer and, after Closing to the Company:

                   American HomePatient, Inc.
                   5200 Maryland Way
                   Suite 400
                   Brentwood, Tennessee 37027
                   Attn: Edward K. Wissing

                   with a copy to:

                   Lauren W. Anderson
                   Harwell Howard Hyne Gabbert & Manner, P.C.
                   1800 First American Center
                   315 Deaderick Street
                   Nashville, Tennessee 37238-1800

         15.4 Confidentiality; Prohibition on Trading. Except for press releases issued by Buyer in the ordinary course, all parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Shareholders, Company and their affiliates agree not to trade in the securities of Buyer or its affiliates based upon any nonpublic information.

         15.5 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee.

         15.6 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         15.7 Benefit. Subject to paragraph 15.1, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

         15.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there shall be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

         15.9 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be void unless it is in writing and signed by the party against which it is sought to be enforced.

         15.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.11 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to the best knowledge of Company or Shareholders" or the like is used, Company and Shareholders shall each be deemed to have the knowledge of Company's officers, directors, Shareholders and employees, and of its Affiliates; and Company and Shareholders shall each be under a duty of due inquiry.

         15.12 Entire Agreement. This Agreement, including the Exhibits and Attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letter of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Company and Shareholders.

         15.13 Further Assurance of Shareholders After Closing. Subsequent to the Closing, Shareholders shall from time to time, at Buyer's request, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer may request, in order to more effectively sell, transfer, assign and deliver and vest in Buyer and Company, as the case may be, the benefits of, title to and possession of the Stock and Assets.

         15.14 Legal Fees and Costs. In the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                       "COMPANY":

                       HAPPY HARRY'S HEALTH CARE, INC.
                       By:      /s/ Darrell Foreman
                                ----------------------------------------------

                       Title:   President
                                ----------------------------------------------


                       "SHAREHOLDERS":

                       /s/ Diane Levin-Widder, by Alan Levin authorized signer
                       -------------------------------------------------------
                       DIANE LEVIN-WIDDER


                       /s/ Alan Levin
                       -------------------------------------------------------
                       ALAN LEVIN


                       /s/ Darrell Foreman
                       -------------------------------------------------------
                       DARRELL FOREMAN


                       /s/ Carol Korda, by Alan Levin authorized signer
                       -------------------------------------------------------
                       CAROL KORDA


                       "BUYER":

                       AMERICAN HOMEPATIENT, INC.


                       By:      /s/ Edward K. Wissing
                                ----------------------------------------------

                       Title:   President
                                ----------------------------------------------

                                    PROXY




        I, the undersigned, as Trustee and individually, hereby constitute and appoint ALAN B. LEVIN as proxy and in substitution for the undersigned to vote for me as a stockholder all of my stock of Happy Harry's Health Care, Inc. on all matters which may be necessary or appropriate during the period from this date through September 6, 1996, with respect to the approval of the stockholders of an agreement to sell the stock or assets of the corporation to American HomePatient Inc. This Proxy is irrevocable and is coupled with an interest.

        In witness whereof, the undersigned has hereunto set her hand and seal this 25th day of August, 1996.


                                        /s/ Diane Levin Widder
                                        -------------------------------
                                        DIANE LEVIN WIDDER as the sole
                                        Trustee of the Revocable Trust
                                        of Diane S. Levin U/A dated
                                        5/29/87, as amended, and in
                                        her individual capacity

                                    PROXY




        I, the undersigned, hereby constitute and appoint ALAN B. LEVIN as proxy and in substitution for the undersigned to vote for me as a stockholder all of my stock of Happy Harry's Health Care, Inc. on all matters which may be necessary or appropriate during the period from this date through September 6, 1996, with respect to the approval of the stockholders of an agreement to sell the stock or assets of the corporation to American HomePatient Inc. This Proxy is irrevocable and is coupled with an interest.

        In witness whereof, the undersigned has hereunto set her hand and seal this 22th day of August, 1996.


                                        /s/ Carol Korda
                                        -------------------------------
                                        CAROL KORDA
                                        (formerly Carol Levin Kay)